UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 16, 2013

TRIMAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-10716	38-2687639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan	48304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (248) 631-5400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 16, 2013, TriMas Company LLC (“TriMas LLC”), a wholly owned subsidiary of TriMas Corporation (the “TriMas Corp.”), entered into a credit agreement among TriMas LLC, TriMas Corp., the Subsidiary Term Borrowers party thereto, the Foreign Subsidiary Borrowers party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative and Collateral Agent (the “Credit Agreement”), comprised of a $175 million tranche A term loan and a $575 million revolving loan. The term loan amortizes in quarterly installments of $2,187,500 beginning in March 2014 through December 2016, and in quarterly installments of $3,281,250 from March 2017 through September 2018, with a final payment of the remaining term loan balance due on October 16, 2018. The revolving facility has a five year term ending on October 16, 2018. The revolving loan provides that up to $75 million of this loan may be used to obtain letters of credit, up to $75 million may be borrowed in specified foreign currencies and up to $47.5 million may be used to obtain swingline loans. The Credit Agreement also permits, subject to the satisfaction of certain conditions, additional revolving loan commitments and term loan commitments, from one or more of the existing lenders or other lenders (with the consent of the Administrative Agent) in an amount not to exceed the greater of $300 million and an amount such that, after giving effect to the making of such commitments, the senior secured net leverage ratio is no greater than 2.50 to 1.00.

The obligations of TriMas LLC under the Credit Agreement are guaranteed by TriMas Corp. and certain of TriMas LLC’s domestic subsidiaries (the “Subsidiary Guarantors”) and are secured by substantially all of the assets of TriMas Corp., TriMas LLC and the Subsidiary Guarantors, including but not limited to: (a) pledges of and first priority perfected security interests in 100% of the equity interests of TriMas LLC and certain of TriMas LLC’s and the Subsidiary Guarantors’ domestic subsidiaries and 65% of the equity interests of certain of TriMas LLC’s and the Subsidiary Guarantors’ foreign subsidiaries and (b) perfected first priority security interests in substantially all other tangible and intangible assets of TriMas Corp., TriMas LLC and the Subsidiary Guarantors, subject to certain exceptions. The Credit Agreement contains affirmative and negative covenants that TriMas Corp. and TriMas LLC believe are usual and customary for a senior secured credit agreement. The negative covenants include, among other things, limitations on capital expenditures, asset sales, mergers and acquisitions, indebtedness, liens, dividends, investments and transactions with affiliates. The Credit Agreement also requires TriMas Corp. and TriMas LLC to maintain a maximum leverage ratio and minimum interest coverage ratio. Upon the occurrence of customary events of default set forth in the Credit Agreement, including payment defaults, breaches of covenants, a change of control and insolvency/bankruptcy events, the Administrative Agent may and, upon the request of a majority of the lenders, shall, accelerate repayment of the loans and cancel all of the commitments outstanding under the Credit Agreement.

Under the Credit Agreement, term loans and revolving loans initially bear interest at LIBOR plus 1.625% (subject to step-ups up to LIBOR plus 2.125% or step-downs down to LIBOR plus 1.375%, based on the leverage ratio). TriMas LLC will also pay a commitment fee of 27.5 basis points, payable quarterly, on the average daily unused amount of the revolving commitments (subject to step-ups up to 37.5 basis points or step-downs down to 22.5 basis points).

Proceeds from borrowings under the Credit Agreement, together with cash on hand, were used to repay the outstanding balance under TriMas LLC’s prior credit facility, and to pay fees and expenses related to the new financing and the retirement of the prior facility.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 hereto and is hereby incorporated into this Item 1.01 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in and incorporated into Item 1.01 above is hereby incorporated into this Item 2.03 by reference.

Item 7.01 Regulation FD.

TriMas Corp. issued a press release (the “Press Release”) dated as of October 16, 2013 announcing that TriMas LLC and TriMas Corp. had entered into the Credit Agreement described in Item 1.01 above. The full text of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

TriMas Corp. is furnishing the information in this Item 7.01 of this Current Report on Form 8-K and in Exhibit 99.1 to comply with Regulation FD. Such information, including the accompanying Exhibit 99.1 shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act “), or otherwise subject to the liabilities of that Section. The information in this Item 7.01 of this Current Report on Form 8-K, including the accompanying Exhibit 99.1 shall not be deemed incorporated by reference into any filing under the Exchange Act regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are furnished or filed, as applicable, herewith:

Exhibit No.	Description

10.1	Credit Agreement

99.1	Press Release dated October 16, 2013 (furnished solely for purposes of Item 7.01 of this Current Report on Form 8-K)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMAS CORPORATION

Date: October 21, 2013	By:	/s/ Joshua A. Sherbin
	Name:	Joshua A. Sherbin
	Title:	Vice President, General Counsel and Corporate Secretary